Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

TRANSACT TECHNOLOGIES INCORPORATED

(Conformed copy as of May 31, 2022)

The undersigned, in order to form a corporation for the purpose hereinafter stated, under and pursuant to the provisions of the General Corporation Law of Delaware, hereby certifies that:

1.          The name of the Corporation is TransAct Technologies Incorporated.

2.          The registered office and registered agent of the Corporation is The Corporation Trust Company, County of New Castle, 1209 Orange Street, Wilmington, Delaware 19801.

3.          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.          The total number of shares of stock that the Corporation is authorized to issue is 5,000,000 shares of Preferred Stock and 20,000,000 shares of Common Stock, par value $.01 each.

5.          The name and address of the incorporator is Paul Bork, Hinckley, Allen & Snyder, One Financial Center, Boston, Massachusetts 02111.

6.          The Board of Directors of the Corporation, acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

7.          The Directors may be elected by resolution or consent of a majority of stockholders, without separate written ballots as such.

8.          Directors elected prior to the 2023 annual meeting of stockholders of the Corporation shall be divided into three classes (Classes I, II and III), as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one Class expiring each year. Except as otherwise provided in this Section 8, each director in each Class shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of his or her election. The directors whose terms expire at the 2023 annual meeting of stockholders of the Corporation are members of Class I, the directors whose terms expire at the 2024 annual meeting of stockholders of the Corporation are members of Class II and the directors whose terms expire at the 2025 annual meeting of stockholders of the Corporation are members of Class III.

Commencing with the 2023 annual meeting of stockholders of the Corporation, each director elected shall hold office for a term expiring at the next annual meeting of stockholders, such that from and after the election of directors at the 2025 annual meeting of stockholders of the Corporation, the Board of Directors shall cease to be classified; provided, however, that each director shall hold office until the next election of the Class, if any, for which such director shall have been chosen (or, if the Board of Directors is not divided into Classes, until the next annual meeting of stockholders for the election of directors) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

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9.          The Board of Directors may provide for the issuance of additional shares of Common and Preferred Stock from time to time, which may have such rights, designations and references as the Board may adopt pursuant to its authority duly granted hereunder.

10.          The Corporation shall be governed by Section 203 of the General Corporation Law of Delaware.

11.          No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

12.          Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

13.          Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including attorneys’ fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article 13 shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

14.          Stockholders may take action only by a vote taken at a meeting held pursuant to prior notice and may not act by written consent in lieu of a meeting.

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ANNEX A
CERTIFICATE OF DESIGNATION
OF THE VOTING POWERS, DESIGNATION,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS OF THE
SERIES A PREFERRED STOCK
--------------------------------------------
Pursuant to Section 151 of the
General Corporation Law of
the State of Delaware
--------------------------------------------
I, Bart C. Shuldman, President and Chief Executive Officer of TransAct Technologies Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DO HEREBY CERTIFY:

that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the “Certificate”), and, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a duly called meeting held on December 2, 1997, at which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof creating a series of 200,000 shares of Preferred Stock having a par value of $.01 per share, designated as Series A Preferred Stock (the “Series A Preferred Stock”) out of the class of 5,000,000 shares of preferred stock (the “Preferred Stock”):

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, the Board of Directors does hereby create, authorize and provide for the issuance of the Series of Preferred Stock having the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Preferred Stock” and the number of shares constituting such series shall be 200,000.

Section 2. Dividends and Distributions. (A) Subject to the prior and superior rights of the holders of any shares of any other series of Preferred Stock or any other shares of preferred stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, each holder of one one-thousandth (1/1,000) of a share (a “Unit”) of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, (i) quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of such Unit of Series A Preferred Stock, in an amount per Unit (rounded to the nearest cent) equal to the greater of (a) $.01 or (b) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock, and (ii) subject to the provision for adjustment hereinafter set forth, quarterly distributions (payable in kind) on each Quarterly Dividend Payment Date in an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of a Unit of Series A Preferred Stock. In the event that the Corporation shall at any time after December 2, 1997 (the “Rights Declaration Date”) (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series A Preferred Stock was entitled immediately prior to such event pursuant to the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on Units of Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $.01 per Unit on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

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(C) Dividends shall begin to accrue and shall be cumulative on each outstanding Unit of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of such Unit of Series A Preferred Stock, unless the date of issuance of such Unit is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such Unit shall begin to accrue from the date of issuance of such Unit, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Units of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on Units of Series A Preferred Stock in an amount less than the aggregate amount of all such dividends at the time accrued and payable on such Units shall be allocated pro rata on a unit-by-unit basis among all Units of Series A Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Units of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of Units of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each Unit of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of Units of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) (i) If at any time dividends on any Units of Series A Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, then during the period (a “default period”) from the occurrence of such event until such time as all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all Units of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment, all holders of Units of Series A Preferred Stock, voting separately as a class, shall have the right to elect two Directors.

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(ii) During any default period, such voting rights of the holders of Units of Series A Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting rights nor any right of the holders of Units of Series A Preferred Stock to increase, in certain cases, the authorized number of Directors may be exercised at any meeting unless one-third of the outstanding Units of Preferred Stock shall be present at such meeting in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Units of Series A Preferred Stock of such rights. At any meeting at which the holders of Units of Series A Preferred Stock shall exercise such voting rights initially during an existing default period, they shall have the right, voting separately as a class, to elect Directors to fill up to two vacancies in the Board of Directors, if any such vacancies may then exist, or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series A Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of Units of Series A Preferred Stock shall have exercised their right to elect Directors during any default period, the number of Directors shall not be increased or decreased except as approved by a vote of the holders of Units of Series A Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to the Series A Preferred Stock.

(iii) Unless the holders of Series A Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 25% of the total number of the Units of Series A Preferred Stock outstanding may request, the calling of a special meeting of the holders of Units of Series A Preferred Stock, which meeting shall thereupon be called by the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Units of Series A Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Units of Series A Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later then 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 25% of the total number of outstanding Units of Series A Preferred Stock. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv) During any default period, the holders of shares of Common Stock and Units of Series A Preferred Stock, and other classes or series of stock of the Corporation, if applicable, shall continue to be entitled to elect all the Directors until holders of the Units of Series A Preferred Stock shall have exercised their right to elect two Directors voting as a separate class, after the exercise of which right (x) the Directors so elected by the holders of Units of Series A Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of capital stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of capital stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

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(v) Immediately upon the expiration of a default period, (x) the right of the holders of Units of Series A Preferred Stock as a separate class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Units of Series A Preferred Stock as a separate class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the Certificate or by-laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate or by-laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(vi) The provisions of this paragraph (C) shall govern the election of Directors by holders of Units of Preferred Stock during any default period notwithstanding any provisions of the Certificate to the contrary, including, without limitation, the provisions of Article EIGHTH of the Certificate.

(D) Except as set forth herein, holders of Units of Series A Preferred Stock shall have no special voting rights and their consents shall not be required (except to the extent they are entitled to vote with holders of shares of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions. (A) Whenever quarterly dividends or other dividends or distributions payable on Units of Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series A Preferred Stock shall have been paid in full, the Corporation shall not

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

(ii) declare or pay dividends on or make any other distributions on any shares of parity stock, except dividends paid ratably on Units of Series A Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any parity stock, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock;

(iv) purchase or otherwise acquire for consideration any Units of Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any Units of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued Units of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

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Section 6. Liquidation, Dissolution or Winding Up. (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock unless the holders of Units of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $.01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series A Preferred Stock are entitled under clause (i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

(B) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause (i)(b) of paragraph (A) of this Section 6 shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Redemption. The Units of Series A Preferred Stock shall not be redeemable.

Section 9. Ranking. The Units of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of preferred stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

Section 10. Amendment. The Certificate, including, without limitation, this resolution, shall not hereafter be amended, either directly or indirectly, or through merger or consolidation with another corporation in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series A Preferred Stock, voting separately as a class.

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Section 11. Fractional Shares. The Series A Preferred Stock may be issued in Units or other fractions of a share, which Units or fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

Section 12. Certain Definitions. As used herein with respect to the Series A Preferred Stock, the following terms shall have the following meanings:

(A) The term “Common Stock” shall mean the class of stock designated as the common stock, par value $.01 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of such common stock.

(B) The term “junior stock” (i) as used in Section 4, shall mean the Common Stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series A Preferred Stock has preference or priority as to the payment of dividends and (ii) as used in Section 6, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(C)          The term “parity stock” (i) as used in Section 4, shall mean any class or series of stock of the Corporation hereafter authorized or issued ranking pari passu with the Series A Preferred Stock as to the payment of dividends and (ii) as used in Section 6, shall mean any class or series of capital stock ranking pari passu with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

IN WITNESS WHEREOF, TransAct Technologies Incorporated has caused this Certificate to be signed by its President and Chief Executive Officer and attested by its Secretary this 2nd day of December, 1997.

Attest: /s/ Richard L. Cote	TRANSACT TECHNOLOGIES INCORPORATED By /s/ Bart C. Shuldman

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ANNEX B
CERTIFICATE OF DESIGNATION
OF THE VOTING POWERS, DESIGNATION,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL OR OTHER SPECIAL RIGHTS AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS OF THE
SERIES B PREFERRED STOCK
--------------------------------------------
Pursuant to Section 151 of the
General Corporation Law of
the State of Delaware
--------------------------------------------
I, Bart C. Shuldman, President and Chief Executive Officer of TransAct Technologies Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DO HEREBY CERTIFY:

that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Certificate of Incorporation (the “Certificate”), and, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at duly called meetings held on March 3, 2000 and March 17, 2000, respectively, at each of which a quorum was present and acted throughout, adopted the following resolutions, which resolutions remain in full force and effect on the date hereof creating a series of 8,000 shares of Preferred Stock having a par value of $.01 per share, designated as Series B Preferred Stock (the “Series B Preferred”) out of the class of 5,000,000 shares of preferred stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate, the Board of Directors does hereby create, authorize and provide for the issuance of the Series of Preferred Stock having the voting powers, designation, relative, participating, optional and other special rights, preferences, and qualifications, limitations and restrictions thereof that are set forth as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series B Preferred Stock” and the initial number of shares constituting such series shall be 8,000.

Section 2. Dividends.

2A. General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted under the General Corporation Law of Delaware, the Corporation shall pay preferential dividends, quarterly in cash, to the holders of the Series B Preferred as provided in this Section 2. Except as otherwise provided herein, dividends on each share of the Series B Preferred (a “Share”) shall accrue, whether or not declared or paid, on a daily basis at the rate of 7% per annum of the sum of the Stated Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Preference Price of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

2B. Dividend Payment Dates. Dividends shall accrue on the Series B Preferred Stock from and after the date of issuance thereof and shall be payable on January 1, April 1, July 1 and October 1 of each year, beginning (on a prorated basis) on April 1, 2000 (the “Dividend Payment Dates”); provided, however, that incremental dividends over and above the rate of 7% per annum payable pursuant to clause (i) of Paragraph 10B hereof need not be paid on the Dividend Payment Dates and shall accrue until otherwise payable pursuant to the terms hereof.

2C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

2D. Payment of Dividends with Shares. Notwithstanding any other provision of this Section 2, in the sole discretion of the Corporation, any dividends accruing on the Series B Preferred may be paid in lieu of cash dividends by the issuance of additional Shares of Series B Preferred (including fractional Shares) having an aggregate Stated Value at the time of such payment equal to the amount of the dividend to be paid; provided that if the Corporation chooses to pay dividends in the form of additional Shares of Series B Preferred pursuant to this paragraph 2D, then the rate at which dividends are paid shall be calculated as if the rate specified in paragraph 2A above were 9% per annum; provided further that if the Corporation pays less than the total amount of dividends then accrued on the Series B Preferred in the form of additional Shares, such payment in Shares shall be made pro rata among the holders of Series B Preferred based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder. If and when any Shares are issued under this paragraph 2D for the payment of accrued dividends, such Shares shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

2E. Participating Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series B Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred had all of the outstanding Series B Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 3. Liquidation.

Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series B Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Preference Price of all Shares held by such holder, and the holders of Series B Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Series B Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 3, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders based upon the aggregate Liquidation Preference Price of the Series B Preferred held by each such holder. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Series B Preferred, but only to the extent of funds of the Corporation legally available for the payment of dividends. Not less than sixty (60) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series B Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such liquidation, dissolution or winding up.

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Section 4. Priority of Series B Preferred on Dividends and Redemptions.

4A. No Payments With Respect to Junior Securities.

So long as fifty percent (50%) or more of the Series B Preferred issued pursuant to the Purchase Agreement remains outstanding, subject to approval by a representative designated in writing by a majority of the holders of Series B Preferred (such approval not to be unreasonably withheld in the event the holders of Series B Preferred determine that such action would not have an adverse impact on the creditworthiness of the Series B Preferred), the Corporation will not pay any dividend or other distribution on any shares of Junior Securities (other than dividends paid or distributions made in shares of Junior Securities) or make any purchase, redemption, retirement or other acquisition of any shares of Junior Securities, or of any option, warrant or other right to acquire its capital stock (a “Restricted Payment”).

4B. No Issuance of Senior or pari passu Securities.

So long as fifty percent (50%) or more of the Series B Preferred issued pursuant to the Purchase Agreement remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of the Series B Preferred, the Corporation shall not (i) effect a voluntary liquidation, dissolution or winding up of the Corporation; or (ii) amend its Certificate of Incorporation, as amended, or take any other action to approve or issue any capital stock of the Corporation that is, or reclassify stock into stock of the Corporation that is, senior or pari passu in right to the payment of dividends, payment upon liquidation, redemption or otherwise to the Series B Preferred; (iii) increase the authorized number of shares of Series B Preferred; or (iv) amend its Certificate of Incorporation, as amended, or take any other action that would alter the rights, preferences or privileges of the Series B Preferred as in effect on the date of the original issuance of the Series B Preferred.

Section 5. Redemptions.

5A. Scheduled Redemption. On April 7, 2007 (the “Scheduled Redemption Date”), the Corporation shall have the right to redeem all outstanding shares of Series B Preferred at a price per Share equal to the Liquidation Preference Price thereof.

5B. Mandatory Redemption. On or after April 7, 2005, the holders of a majority of the outstanding shares of the Series B Preferred shall have the right to require the Corporation to redeem all, but not less than all, of the outstanding Series B Preferred in Cash at the Liquidation Preference Price.

5C. Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share) an amount in cash in immediately available funds equal to the Liquidation Preference Price of such Share. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Preference Price of such Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. Prior to any redemption of Series B Preferred , the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Shares which are to be redeemed, but only to the extent of funds of the Corporation legally available for the payment of dividends.

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5D. Notice of Redemption. The Corporation shall mail written notice of each redemption of any Series B Preferred (other than a redemption at the request of a holder or holders of Series B Preferred) to each record holder thereof not more than sixty (60) nor less than thirty (30) days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five (5) business days after surrender of the certificate representing the redeemed Shares.

5E.          Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Liquidation Preference Price of such Share is paid to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

5F. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

5G. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Series B Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series B Preferred on the basis of the number of Shares owned by each such holder.

5H.          Payment of Accrued Dividends. The Corporation may not redeem any Series B Preferred unless all dividends accrued on the outstanding Series B Preferred through the immediately preceding Dividend Payment Date have been declared and paid in full.

5I.          Change of Control.

(i) If a Change of Control has occurred or the Corporation enters into a binding agreement or a non-binding letter of intent, memorandum of understanding or similar document that contemplates a Change of Control, the Corporation shall give prompt written notice of such Change of Control (or anticipated Change of Control, as the case may be) describing in reasonable detail the material terms and date (or anticipated date, as the case may be) of consummation thereof to each holder of Series B Preferred, but in any event such notice shall not be given later than five days after the occurrence of such Change of Control, and the Corporation shall give each holder of Series B Preferred prompt written notice of any material change in the terms or timing of such transaction. Any holder of Series B Preferred may require the Corporation to redeem all, but not less than all, of the Series B Preferred owned by such holder for an amount in cash per share equal to the sum of (a) all accrued but unpaid cash dividends (whether or not declared), and (b) two hundred percent (200%) of the Stated Value by giving written notice to the Corporation of such election prior to the later of (i) fourteen (14) days after receipt of the Corporation’s notice and (ii) ten (10) business days prior to the consummation of the Change of Control (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to all other holders of Series B Preferred within five (5) days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) ten days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series B Preferred owned by such holder.

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Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein on the occurrence of the Change of Control. If any proposed Change of Control does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in any of the pricing terms or the timing of the transaction, any holder of Series B Preferred may rescind such holder’s request for redemption by giving written notice of such rescission to the Corporation.

The term “Change of Control” means (a) any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), beneficially owning (as such term is used in the Securities Exchange Act of 1934) more than fifty (50%) of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances, or acquiring the power to vote more than fifty (50%) of the Common Stock then outstanding, and (b) any sale or transfer of more than fifty (50%) of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business) to any Person or group of Persons and (c) any merger or consolidation to which the Corporation is a party, except (i) for a merger in which the Corporation is the surviving corporation, the terms of the Series B Preferred are not changed and the Series B Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of the Corporation’s outstanding capital stock possessing more than fifty percent (50%) of the voting power to elect a majority of the Corporation’s Board of Directors immediately prior to the merger shall continue to own the Corporation’s outstanding capital stock possessing more than fifty percent (50%) of the voting power to elect a majority of the Corporation’s Board of Directors or (ii) a merger or consolidation in which the holders of the Corporation’s outstanding Common Stock are entitled to receive securities which are listed on the New York Stock Exchange or NASDAQ with a value of greater than $18.00 per share of Common Stock and such securities are not subject to any restrictions on transfer other than those imposed by law.

(ii) Redemptions of any Shares made pursuant to this paragraph 5I shall not relieve the Corporation of its obligation to redeem any Shares that are not redeemed pursuant to this Section 5 on the Scheduled Redemption Date pursuant to paragraph 5A above.

(iii)          Notwithstanding the foregoing provisions of this paragraph 5I, the Corporation shall not be required to redeem any Shares under this paragraph 5I from and after the date on which the Corporation shall have given notice pursuant to paragraph 5A above, or paragraph 7B below, that it has elected to redeem or convert such shares.

Section 6. Voting Rights.

6A. Election of Directors. Subject to the provisions of paragraph 6C below, in the election of directors of the Corporation, the holders of the Series B Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock and with each Share of Series B Preferred entitled to one vote, shall be entitled to elect one (1) director to serve on the Corporation’s Board of Directors who will have the right to serve on any committee of the Board of Directors until his or her successor is duly elected by the holders of the Series B Preferred or he or she is removed from office by the holders of the Series B Preferred. If the holders of the Series B Preferred for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series B Preferred elect a director to fill such position and shall not be filled by resolution or vote of the Corporation’s Board of Directors or the Corporation’s other stockholders.

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6B. Other Voting Rights. The holders of the Series B Preferred shall be entitled to notice of all stockholders’ meetings in accordance with the Corporation’s bylaws, except as otherwise required by applicable law. Except to the extent that voting as a separate class or series is required by law, and except as described in paragraph 4B, hereof, the holders of Series B Preferred will be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of Common Stock and all other series of preferred stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Series B Preferred entitled to one vote for each share of Common Stock issuable upon conversion of such Share of Series B Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote.

6C. Loss of Voting Rights. The holders of the Series B Preferred shall cease to have the right to elect a member of the Corporation’s Board of Directors when the shares of Common Stock into which the then-outstanding shares of Series B Preferred held by Advance Capital Partners, L.P., a Delaware limited partnership and Advance Capital Offshore Partners, L.P., a Cayman Islands limited partnership (together, “Advance”), are convertible, when added to the then-outstanding shares of Common Stock held by Advance that were issued upon conversions of Series B Preferred, in each case not including any shares distributed to its partners, represent (a) fifty percent (50%) or less of the number of shares of Common Stock into which all of the Series B Preferred issued pursuant to the Purchase Agreement were convertible on the date of issuance of the Series B Preferred and (b) five percent (5%) or less of the number of shares of Common Stock then outstanding (on a fully-diluted basis). At any time after the holders of the Series B Preferred cease to have the right to elect a member of the Corporation’s Board of Directors, promptly (and in any event not more than ten (10) business days) after a majority of the other directors request the resignation of the director elected by the holders of the Series B Preferred, such director shall resign from the Corporation’s Board of Directors.

Section 7. Conversion.

7A. Conversion Procedure.

(i) At any time and from time to time, any holder of Series B Preferred may convert all or any portion of the shares of Series B Preferred (including any fraction of a share of Series B Preferred) held by such holder into a number of shares of Conversion Stock computed by multiplying the number of shares of Series B Preferred to be converted by one thousand dollars ($1,000) and dividing the result by the Series B Conversion Price then in effect.

(ii) Except in the case of a mandatory conversion pursuant to Section 7B hereof and as otherwise provided herein, each conversion of Series B Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series B Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any conversion has been effected, the rights of the holder of the Shares converted as a holder of Series B Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Preference Price of such Share.

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(iv) Notwithstanding any other provision hereof, if a conversion of Series B Preferred is to be made in connection with a Change of Control or other transaction affecting the Corporation, the conversion of any Shares of Series B Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(v) As soon as possible after a conversion has been effected (but in any event within three (3) business days after conversion pursuant to paragraph 7B, below or within three (3) business days after notice of conversion has been delivered to the Corporation, provided that such conversion has been effected by such date, in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

(a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b) payment in an amount equal to all accrued dividends with respect to each Share converted which have not been paid prior thereto, plus the amount payable under subparagraph (x) below with respect to such conversion; and

(c) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi) The Corporation shall declare the payment of all dividends payable under subparagraph (v)(b) above. If the Corporation is not permitted under applicable law to pay any portion of the accrued and unpaid dividends on the Series B Preferred being converted, the Corporation shall pay such dividends to the converting holder as soon thereafter as funds of the Corporation are legally available for such payment. At the request of any such converting holder, the Corporation shall provide such holder with written evidence of its obligation to such holder. If for any reason the Corporation is unable to pay any portion of the accrued and unpaid dividends on Series B Preferred being converted, such dividends may, at the converting holder’s option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the lesser of (a) the Conversion Price then in effect and (b) the Market Price of a share of Common Stock.

(vii) The issuance of certificates for shares of Conversion Stock upon conversion of the Series B Preferred shall be made without charge to the holders of such Series B Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof (other than customary securities legends and any restrictions on transfer applicable thereto pursuant to the Purchase Agreement).

(viii) The Corporation shall not close its books against the transfer of Series B Preferred or of Conversion Stock issued or issuable upon conversion of Series B Preferred in any manner which interferes with the timely conversion of Series B Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

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(ix) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of Series B Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of Series B Preferred.

(x) If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of Series B Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

(xi) If the shares of Conversion Stock issuable by reason of conversion of Series B Preferred are convertible into or exchangeable for any other stock or securities of the Corporation, the Corporation shall, at the converting holder’s option, upon surrender of the Shares to be converted by such holder as provided herein together with any notice, statement or payment required to effect such conversion or exchange of Conversion Stock, deliver to such holder or as otherwise specified by such holder a certificate or certificates representing the stock or securities into which the shares of Conversion Stock issuable by reason of such conversion are so convertible or exchangeable, registered in such name or names and in such denomination or denominations as such holder has specified.

7B. Mandatory Conversion. Each share of Series B Preferred will automatically convert into shares of the Corporation’s Common Stock (on the conversion terms described in this Section 7) without any action on the part of the holders of Series B Preferred if at any time the average closing bid prices of the Common Stock quoted in the NASDAQ system is thirty five dollars ($35) per share or more for a thirty (30) consecutive day trading period ending on or after the third anniversary of the date of issuance of the Series B Preferred or for a sixty (60) consecutive day trading period beginning on or after the second anniversary of the date of issuance of the Series B Preferred. If the Series B Preferred is converted to Common Stock pursuant to this Section 7B, dividends on the Series B Preferred will accrue and be paid as though the Series B Preferred had remained outstanding until the later of (i) the date of conversion or (ii) the third anniversary of the date of issuance of the Series B Preferred. Additionally, on April 7, 2007, the Corporation shall have the right to convert the Preferred Shares into shares of Common Stock on the conversion terms described in this Section 7.

7C. Conversion Price.

(i) The initial Series B Conversion Price (“Conversion Price”) shall be nine dollars ($9.00). In order to prevent dilution of the conversion rights granted under this Section 7, the Conversion Price shall be subject to adjustment from time to time pursuant to this paragraph 7C.

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(ii) If and whenever on or after the original date of issuance of the Series B Preferred the Corporation issues or sells, or in accordance with paragraph 7D is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (a) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

(iii) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of (a) the exercise of any options outstanding on the date of original issuance of the Series B Preferred issued to directors, officers or employees of, or consultants to, the Corporation and its Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Corporation’s Board of Directors or (b) any issue or sale (or deemed issue or sale) of up to an aggregate of 1,046,098 shares of Common Stock to directors, officers or employees of, or consultants to, the Corporation and its Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Corporation’s Board of Directors (as such number of shares is proportionately adjusted for subsequent stock splits, combinations and dividends affecting the Common Stock).

7D. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under paragraph 7C, the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until thirty (30) days after written notice thereof has been given by the Corporation to all holders of the Series B Preferred . For purposes of paragraph 7D, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Series B Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until thirty (30) days after written notice thereof has been given to all holders of the Series B Preferred. For purposes of paragraph 7D, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series B Preferred.

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(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding Series B Preferred. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding Series B Preferred.

The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

(vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(vii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

7E. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

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7F. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series B Preferred then outstanding) to insure that each of the holders of Series B Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series B Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series B Preferred then outstanding) to insure that the provisions of this Section 7 and Sections 8 and 9 hereof shall thereafter be applicable to the Series B Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series B Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series B Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

7G. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 7 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share.

7H. Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series B Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Series B Preferred at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

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(iii) The Corporation shall also give written notice to the holders of Series B Preferred at least twenty (20) days prior to the date on which any Organic Change shall take place.

Section 8. Liquidating Dividends.

If the Corporation declares or pays a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Corporation shall pay to the holders of Series B Preferred at the time of payment thereof the Liquidating Dividends which would have been paid on the shares of Conversion Stock had such Series B Preferred been converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 9. Purchase Rights.

If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each holder of Series B Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Series B Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 10. Events of Noncompliance.

10A. Definition. An Event of Noncompliance shall have occurred if:

(i) the Corporation fails to pay on any two consecutive Dividend Payment Dates the full amount of dividends then accrued on the Series B Preferred, either in cash or in additional Shares of Series B Preferred, whether or not such payments are legally permissible or are prohibited by any agreement to which the Corporation is subject;

(ii) the Corporation fails to make any redemption payment with respect to the Series B Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(iii) the Corporation or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any material Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any material Subsidiary or of any substantial part of the assets of the Corporation or any material Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any material Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within sixty (60) days;

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(iv) a judgment in excess of $2,000,000 is rendered against the Corporation or any material Subsidiary and, such judgment is not (a) discharged, bonded or otherwise satisfied within 60 days from the entry thereof, (b) covered by adequate insurance, or (c) the execution of such judgment is not stayed pending appeal or, within 60 days after the expiration of such stay, discharged or otherwise satisfied; or

(v) the Corporation or any material Subsidiary defaults in the performance of any obligation or agreement, and such default is continuing for a period of seven (7) days, if the effect of such default is to cause an amount exceeding $2,000,000 to become due prior to its stated maturity or the holder or holders of any obligation causes an amount exceeding $2,000,000 to become due prior to its stated maturity.

10B. Consequences of Events of Noncompliance.

(i) If an Event of Noncompliance of the type described in subparagraphs 10A(i), 10A(ii) or 10A(iii) has occurred and is continuing, the dividend rate on the Series B Preferred shall increase immediately by an increment of two percentage point(s). Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding ninety-day (90-day) period by an additional increment of two (2) percentage point(s) (but in no event shall the dividend rate exceed 17%). Any increase of the dividend rate resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

(ii) If an Event of Noncompliance of the type described in subparagraphs 10A(ii), 10A(iv) or 10A(v) has occurred and is continuing, the holders of a majority of the Series B Preferred then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series B Preferred owned by such holder or holders at a price per Share equal to the Liquidation Preference Price thereof. The Corporation shall give prompt written notice of such election to the other holders of Series B Preferred (but in any event within five (5) days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Series B Preferred by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice. The Corporation shall, to the extent permitted by applicable law, redeem all Series B Preferred as to which rights under this paragraph have been exercised within fifteen (15) business days after receipt of the initial demand for redemption.

(iii) If an Event of Noncompliance of the type described in subparagraph 10A(iii) has occurred, all of the Series B Preferred then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Series B Preferred) at a price per Share equal to the Liquidation Preference Price thereof. The Corporation shall, to the extent permitted by applicable law, immediately redeem all Series B Preferred upon the occurrence of such Event of Noncompliance.

(iv) If any Event of Noncompliance exists, each holder of Series B Preferred shall also have any other rights which such holder is entitled to under the Purchase Agreement or any other contract or agreement with such holder at any time and any other rights which such holder may have pursuant to applicable law.

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Section 11. Registration of Transfer.

The Corporation shall keep at its principal office a register for the registration of Series B Preferred. Upon the surrender of any certificate representing Series B Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred represented by the surrendered certificate.

Section 12. Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series B Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 13. Information Rights. So long as fifty percent (50%) or more of the Series B Preferred issued pursuant to the Purchase Agreement remains outstanding, the Company will deliver to the holders of the Series B Preferred the Company’s Form 10-K, Form 10-Q, proxy statement, annual report, any filings that the Company makes from time to time with the Securities and Exchange Commission and any information distributed to the board of directors. The holders of the Preferred Stock agree to maintain the confidentiality of all Confidential Information received from the Company.

Section 14. Definitions.

“Change of Control” has the meaning set forth in paragraph 5H hereof.

“Common Stock” means, collectively, the Corporation’s Common Stock, $0.01 par value per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 7D(i) and 7D(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

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“Confidential Information” means any information concerning the Company’s business other than information that (i) was already known to the Person having a duty to keep confidential such information on a nonconfidential basis prior to the time of disclosure, (ii) is or becomes generally available to the public through no act or omission of such Person or (iii) becomes available to such Person on a nonconfidential basis from a source other than any party hereto (or any agent or representative thereof) if such source was not under a prohibition against disclosing the information to such Person.

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $0.01 per share; provided that if there is a change such that the securities issuable upon conversion of Series B Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of Series B Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series B Preferred.

“Liquidation Preference Price” of any Share as of any particular date shall be equal to one thousand dollars ($1,000), plus any accrued but unpaid dividends, whether or not declared.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of twenty one (21) days consisting of the day as of which “Market Price” is being determined and the twenty (20) consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series B Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series B Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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“Purchase Agreement” means the Purchase Agreement, dated as of March __, 2000, by and among the Corporation and certain investors, as such agreement may from time to time be amended in accordance with its terms.

“Redemption Date” as to any Share means the date specified in the notice of any redemption at the Corporation’s option or at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Preference Price of such Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Series B Conversion Price” means nine dollars ($9.00), subject to adjustment as provided in Section 7C hereof.

“Stated Value” means one thousand dollars ($1,000) per Share.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

Section 15. Amendment and Waiver.

No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 16 hereof without the prior written consent of the holders of greater than fifty percent (50%) of the Series B Preferred outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Series B Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series B Preferred or the times at which redemption of Series B Preferred is to occur, without the prior written consent of the holders of at least seventy-five percent (75%) of the Series B Preferred then outstanding, (b) the Conversion Price of the Series B Preferred or the number of shares or class of stock into which the Series B Preferred is convertible, without the prior written consent of the holders of at least seventy-five percent (75%) of the Series B Preferred then outstanding, or (c) the percentage required to approve any change described in clauses (a) and (b) above, without the prior written consent of the holders of at least seventy-five percent (75%) of the Series B Preferred then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series B Preferred then outstanding.

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Section 16. Notices.

Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

IN WITNESS WHEREOF, TransAct Technologies Incorporated has caused this Certificate to be signed by its President and Chief Executive Officer and attested by its Secretary this 5th day of April, 2000.

Attest: /s/ Richard L. Cote	TRANSACT TECHNOLOGIES INCORPORATED By /s/ Bart C. Shuldman

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